Exhibit 99.1

Conference Call Transcript

VVUS — Q2 2007 Vivus Earnings Conference Call

Event Date/Time: Aug. 01. 2007 / 4:30PM EDT

CORPORATE PARTICIPANTS

Tim Morris

VIVUS, Inc. — CFO

Leland Wilson

VIVUS, Inc. — President, CEO

Peter Tam

VIVUS, Inc. — SVP, Product and Corporate Development

CONFERENCE CALL PARTICIPANTS

Ken Trbovich

RBC Capital Markets — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2007 second quarter earnings conference call. My name is Candy, and it will be my pleasure to be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to the Chief Financial Officer, Mr. Tim Morris. Please proceed sir.

Tim Morris  — VIVUS, Inc. — CFO

During the course of this conference call VIVUS may make projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that such statements are just predictions, and that actual events or results may differ materially. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission. These documents contain and identity important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson  — VIVUS, Inc. — President, CEO

Good morning or good afternoon, and thank you for joining us today. In today’s call I will review the recently announced approval of Evamist. Peter Tam will then give an update on the Qnexa development program. And Tim will return to review the financial results for the quarter and talk about our projected cash burn going forward. And lastly I will take your questions.

First some facts about the recently announced approval of Evamist NDA. On July 30, 2007, the FDA approved Evamist for the treatment of moderate to severe vasomotor symptoms due to menopause. As you know, Evamist is the first metered dose transdermal estradiol spray approved by the FDA. We have previously announced an agreement with KV Pharmaceutical for Evamist on March 30, 2007. At the closing of the transaction, we received a cash payment of $10 million. An additional $140 million is expected five business days after the transfer of the NDA to KV Pharmaceutical, which we expect to be completed by August 3, 2007.  In addition, VIVUS will receive certain one time future milestone payments of up to $30 million based on net annual sales of Evamist.

Now with the facts of the deal out of the way, I would like to make a couple of points. First, I would like to personally thank the VIVUS development team for their outstanding work in bringing Evamist to market. VIVUS’ development team took this product from in licensing through the FDA approval in just over three years. By all accounts an amazing accomplishment.

Second, the sale of Evamist is a huge milestone for VIVUS. With $140 million in cash and the $53 million we have on the balance sheet at the end of June, we will shortly have more than $190 million in cash. With $190 million in cash we will not only be able to fund Qnexa development without additional dilution, we will also be able to be more aggressive in developing new products to keep building our Company.

Everyone should realize that with $100 million — $190 million in cash we will be able to fully fund Qnexa at an estimated cost of $90 million, and still have approximately $100 million in cash left in 2010 at the time of the NDA submission.

Thirdly, it was a tough decision to sell Evamist. I strongly believe in its clinical and commercial potential. I believe KV will do a very good job with Evamist, and will be very successful. They have an experienced OB/GYN selling organization that has achieved outstanding sales with products that are only slightly differentiated. Evamist is highly differentiated. Evamist is the first and only FDA approved estradiol product in a patient preferred spray delivery system.

Now some points about Qnexa. In the second quarter we were to receive several achievements with Qnexa, our oral treatment for obesity, starting with the formation and subsequent announcement of our Qnexa Scientific Advisory Board in mid-June. The Qnexa Scientific Advisory Board consists of six well-known experts in the areas of obesity, psychology, diabetes and clinical trial design. Members of the Scientific Advisory Board include Dr. David Allison, Dr. Nancy Bohannon, Dr. Arthur Frank, Dr. Donna Ryan, Dr. Xavier Pi-Sunyer and Dr. Tom Wadden. These experts have provided guidance concerning the upcoming Qnexa Phase III clinical trial design.

We also reported the end of Phase II meeting with the FDA for Qnexa. I will leave the details of this meeting to Peter, but I can tell you that the Phase III protocols for Qnexa were well received by the FDA.

In June Dr. Najarian, the inventor of Qnexa, presented some observational data of diabetic outcomes of patients in his private practice at the ADA meeting in Chicago. Just like what we had seen with his obese patients, we were encouraged by his diabetic data. In June we announced the initiation of a study of topiramate and phentermine in obese diabetic patients. Currently obesity remains the primary focus for Qnexa, but we anxiously await the outcomes of this trial specifically designed to confirm the results of topiramate and phentermine in diabetic patient population.

With that, I would now like to turn the call over to Peter to give you further details on the Qnexa development program.

Peter Tam  — VIVUS, Inc. — SVP, Product and Corporate Development

I will now like to give you an update on the status of the Qnexa development program. As previously mentioned, we held an end of Phase II meeting with the FDA to discuss our plans for the Phase III development of Qnexa. In summary, our pre-clinical data package and clinical development plans submitted in advance of the meeting were well received by the agency. Essentially they agreed to the size and scope of the Phase III development program, the treatment duration, which will be a 52-week treatment duration plus a four-week titration period, and the number of patients, which will be approximately 4,500 patients in total for our development program. As a result of this very successful end of Phase II meeting, we will be submitting our protocols under Special Protocol Assessment this week or early next week.

On the clinical front we have also selected a very experienced clinical research organization for the conduct and execution of these studies. We have been working with them over the past few months to finalize the protocols, and to put in place the operational plan in preparation for the launch of the Phase III studies later this year.

Enrollment for our Phase III program is expected to begin in the fourth quarter of this year, and we are targeting approximately 120 sites across the U.S. We anticipate that with a Q4 patient enrollment initiation we will be in a position to have data available by Q4 of 2009. This sums up the activities for the Qnexa Phase III development program.

As we mentioned, late in the quarter we also announced the initiation of a Phase II multicenter randomized placebo-controlled trial of topiramate and phentermine in obese patients with Type II diabetes. The purpose of this study is to measure, in addition to weight loss, the effects of this combination on metabolic and cardiovascular risk factors in obese Type II diabetic patients. Based on the observational clinical results in Dr. Najarian’s series of obese diabetic patients, which were reported last month at ADA, we are excited to have this prospective study started with results available by midyear next year. Our plan is to have these data submitted and presented at a scientific meeting sometime next year. That is our update on Qnexa for now.

For testosterone and avanafil we continue to make progress on these late stage Phase III development programs. I will be providing a more detailed update during the next conference call.

Again, I would like to congratulate and thank our development group at VIVUS for getting Evamist approval on time without any contingencies on the approval. We’re certainly gratified with the outcome. And with that, I will now turn the call over to Tim to discuss the financial results.

Tim Morris  — VIVUS, Inc. — CFO

Let’s take a look at the financial results for the second quarter and the first half of 2007. First of all for the second quarter, total revenues were $4.1 million. This was slightly higher than total revenues of $3.6 million for the second quarter of 2006. The increase in revenues in the second quarter of 2007 as compared to the second quarter last year is due to an increase in unit shipments, both domestically and internationally, for MUSE.

The net loss in the second quarter of 2007 was $6.7 million, or $0.11 per share. The net loss is slightly higher than the net loss last year of $5.8 million, or $0.12 per share. The net loss is higher due to higher operating expenses, partially offset by higher revenues. The higher operating expenses in the second quarter of 2007 can be attributed to certain onetime charges for equipment and materials sold as part of the Evamist transaction, higher R&D expenses for Qnexa development, and increased SG&A expenses due to higher non-cash stock compensation expenses under FAS 123R.

The results for the six months ending June 30, 2007 are as follows. Total revenues were $5.8 million, which again was higher than total revenues of $4.9 million for the first half of 2006. The increase in revenues in the first half of 2007 as compared to the first half last year is due to increased unit shipments, mainly due to increased international unit shipments. The net loss in the first half of 2007 was $14.1 million, or $0.24 per share. The net loss is lower than the net loss last year of $14.7 million, or $0.32 per share. The net loss is lower due mainly to higher revenues and higher investment income.

At June 30, 2007 VIVUS had cash, cash equivalents and available for sale securities of $53.2 million. This compares to cash, cash equivalents and available for sale securities of $58.9 million at December 31, 2006.

In the second quarter of 2007 the Company received a $10 million cash payment in conjunction with the closing of the sale of Evamist. The $10 million payment was included in the cash balance and was recorded on the balance sheet as deferred short-term revenue.

The decrease in cash and cash equivalents of $5.8 million in the first six months of 2007 consists of cash receipts of $10 million from the payment of KV, plus $1.5 million from the exercise of stock options, offset by the repayment of $6.7 million from the Tanabe line of credit, and cash used in operations and other cash uses of $10.5 million.

As Leland mentioned earlier, including the receipt of the milestone payment of $140 million, on a pro forma basis our cash balance at June 30 would be $193 million, or approximately $3.30 per share in cash. At our current projected spending level we would expect to end the year with a projected cash and cash equivalent balance of approximately $175 million.

Lastly, I would like to comment on the cost of the Phase III studies for Qnexa. I believe we have done a thorough job of competitively bidding with several CROs. The assumptions have been vetted and appear to be realistic. Based on the current design and the assumptions, as Leland mentioned before, we estimate the cost of the Phase III program to be approximately $90 million.

With that, we would like to open the call up to questions. And then we will turn it back to Leland for a final wrap up.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Ken Trbovich, RBC Capital Markets.

Ken Trbovich  — RBC Capital Markets — Analyst

Congratulations on the Evamist approval. I guess, Tim, my first question is for you. I guess I’m a little puzzled by this afternoon’s report. You’re talking about taking the charges for the Evamist equipment but you didn’t recognize the revenue. Can you help us understand that?

Tim Morris  — VIVUS, Inc. — CFO

Sure. Basically the — in terms of the revenue we will recognize — well first of all, the revenue will come — the approval didn’t come until after the quarter.

Ken Trbovich  — RBC Capital Markets — Analyst

Right. No, I’m speaking about the $10 million up front.

Tim Morris  — VIVUS, Inc. — CFO

We basically deferred that because that is going to be basically tied with the recognition of the $140 million. While we probably could have made an argument that that money is nonrefundable, and it probably would have made sense to go ahead and try to do that, it just wasn’t worth frankly trying to force any accounting other than to defer it. I think as I mentioned before, we want to go ahead and have the conversation with the SEC. We are currently evaluating all that.

In terms of the amount that we recognized and included in the cost of goods category, it was slightly under $600,000. Since we did close that transaction, we felt it was appropriate to just to go ahead and take into the cost of goods sold, and to get those assets off the books. Basically it was some equipment, some molds, a little bit of raw material inventory.

Ken Trbovich  — RBC Capital Markets — Analyst

Help me understand then, are there any other sorts of pass-throughs in terms of payments that you need to make to Acrux that would be netted against that $150 million in the third quarter?

Tim Morris  — VIVUS, Inc. — CFO

The only remaining payment that would be due — that gets triggered on the approval. We do owe a $3 million milestone payment to Acrux, but we have agreed to essentially split that with KV. You should expect to see that in that third quarter.

Ken Trbovich  — RBC Capital Markets — Analyst

Then, Leland, I guess just with regard to the Testosterone MDTS, I guess one of the challenges obviously in thinking about Phase III trials in that area historically has been the potential for very high costs. Given now that you would have a considerable amount of cash left on the balance sheet, even after you finish the Qnexa development, does that give you perhaps higher hopes of perhaps accelerating the development of that program once you finalize the design with the FDA?

Leland Wilson  — VIVUS, Inc. — President, CEO

What we have said previously is that we’re going to have a partner take us through Phase III development with testosterone. We have not made any changes to that corporate strategy. I would say though after having been at VIVUS now for all these years that I have never had so much money in the bank as we have right now, which frees us I think to look at a lot of different strategic opportunity. That is the reason why we reluctantly sold Evamist. And so I think everything is fair game at this point, but we have not made a change in strategy at this point.

Ken Trbovich  — RBC Capital Markets — Analyst

One last final question. I know, just given your comments about the cash balance, if it turns out you can’t find programs that you would choose to fund on your own, would the word share repurchase ever come into mind?

Leland Wilson  — VIVUS, Inc. — President, CEO

I can’t say never, but you would be very old probably.

Ken Trbovich  — RBC Capital Markets — Analyst

I understand it. I do appreciate it.

Leland Wilson  — VIVUS, Inc. — President, CEO

The other thing I would comment, as you know, we have had I think pretty outstanding success in developing pipeline. And I can — I feel very comfortable with work that we’re doing right now that we will have a number of opportunities that shareholders would want us to invest in going forward.

Operator

(OPERATOR INSTRUCTIONS).

Leland Wilson  — VIVUS, Inc. — President, CEO

Any other questions?

Operator

At this time we have no more questions in queue. Please proceed sir.

Leland Wilson  — VIVUS, Inc. — President, CEO

I just want to thank everybody. Clearly the market has not received our news as well as we would like, but be assured that we’re diligently talking to our current investors. And it is clear that we have our work cut out for us to go out and bring new investors in. I think the markets are quite tumultuous these days. And so we’re looking forward to capitalizing on this great news that we have here sometime in the very near future.

With that, I will say thank you to all the shareholders and to all the VIVUS employees that made all this happen. Thank you.

Operator

Thank you for attending today’s conference. This concludes the presentation. You may now disconnect. And have a great day.